Exhibit 10.2

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is dated effective as of June 8, 2022 (the “Effective Date”), by and among NexPoint SFR Operating Partnership, L.P., a Delaware limited partnership (the “OP”), NexPoint Homes Trust, Inc., a Maryland corporation (“SFR Trust”), NexPoint Diversified Real Estate Trust, a Delaware statutory trust (“NXDT”), NRESF REIT Sub, LLC, a Delaware limited liability company (“NRESF”), NFRO REIT Sub, LLC a Delaware limited liability company (“FRO”), GAF REIT Sub II, LLC, a Delaware limited liability company (“GAF”), Hagedorn Family Investments LLC, a North Carolina limited liability company (“Hagedorn Family Investments”), Adam Levinson (“Levinson”) and Richard Scola (“Scola”).

WHEREAS, in connection with the closing of that certain Purchase and Sale Agreement, dated February 1, 2022 between HomeSource Operations LLC and AV HomeSource, LP, the parties hereto desire to engage in the transactions set forth in this Agreement to provide for the initial capitalization of the OP.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the parties do hereby agree as follows:

1.    Contribution. The parties hereto acknowledge and agree that the following contributions shall take place simultaneously (collectively, the “Contribution”):

a.    SFR Trust shall contribute, transfer and deliver to OP, and OP shall accept from SFR Trust, $50,000,000.00 aggregate principal amount in cash, in exchange for 2,000,000 Common Units (as defined in the Amended and Restated Limited Partnership Agreement of the OP, dated as of the date hereof (the “OP LPA”)), representing 54.9% of the outstanding Common Units;

b.    NXDT shall contribute, transfer and deliver to OP, and OP shall accept from NXDT, $25,000,000.00 aggregate principal amount in cash, in exchange for 1,000,000 Common Units, representing 27.4% of the outstanding Common Units;

c.    GAF shall contribute, transfer and deliver to OP, and OP shall accept from GAF, $5,000,000.00 aggregate principal amount in cash, in exchange for 200,000 Common Units, representing 5.5% of the outstanding Common Units;

d.    FRO shall contribute, transfer and deliver to OP, and OP shall accept from FRO, $10,000,000.00 aggregate principal amount in cash, in exchange for 400,000 Common Units, representing 11.0% of the outstanding Common Units;

e.    NRESF shall contribute, transfer and deliver to OP, and OP shall accept from NRESF, $100,000.00 aggregate principal amount in cash, in exchange for 4,000 Common Units, representing 0.11% of the outstanding Common Units;

f.    Hagedorn Family Investments shall contribute, transfer and deliver to OP, and OP shall accept from Hagedorn Family Investments, $350,000.00 aggregate principal amount in cash, in exchange for 14,000 Common Units, representing 0.38% of the outstanding Common Units;

g.    Levinson shall contribute, transfer and deliver to OP, and OP shall accept from Levinson, $350,000.00 aggregate principal amount in cash, in exchange for 14,000 Common Units, representing 0.38% of the outstanding Common Units; and

h.    Scola shall contribute, transfer and deliver to OP, and OP shall accept from Scola, $350,000.00 aggregate principal amount in cash, in exchange for 14,000 Common Units, representing 0.38% of the outstanding Common Units.

To the extent permitted under applicable law, each contribution that constitutes the Contribution is intended, for U.S. federal income tax purposes, to be a tax-deferred contribution of property to a partnership under Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”). Each of the Contributions shall be treated by the parties to this Agreement in accordance with the foregoing intentions, except to the extent required by applicable law.

2.    Delivery of Contribution. The closing of the transactions contemplated by this Agreement shall be deemed to occur as of the Effective Date (the “Contribution Date”).

3.    Representations and Warranties of Each Party. Each party hereto represents and warrants: (i) that it is duly formed, validly existing and in good standing under the laws of its jurisdiction of formation; (ii) that it has all requisite power and authority to enter into and deliver this Agreement, to carry out the transactions contemplated hereby and to perform its obligations hereunder; (iii) that this Agreement has been duly and validly executed and delivered and, assuming due and valid authorization, execution and delivery hereof by the other parties, constitutes the valid and legally binding obligation of such party and is enforceable against such party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and (iv) that neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby by such party will violate its organizational documents or conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any contract, or any franchise or permit to which such party is a party or by which such party is bound, other than those that have been previously obtained.

4.    Representations and Warranties of the Contributors.

The Contributors (as defined below) hereby represent and warrant that the following statements, as applicable to each Contributor, are true and correct as of the date hereof:

a.    Consents and Approvals. Other than those that have been previously obtained, no consent, waiver, approval, authorization, notice, order, license, permit or registration of, qualification, designation, declaration, or filing with, any person or any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign (“Governmental Authority”) or under any applicable laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority, including, without limitation, zoning, land use or other similar rules or ordinances (“Laws”) is required to be obtained by the Contributors in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

b.    No Violation. The execution, delivery or performance by each of the Contributors of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does not or will not, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under any term or provision of any judgment, order, writ, injunction, or decree binding on each of the Contributors or any of their subsidiaries or any of their respective assets or properties.

c.    Licenses and Permits. All notices, licenses, permits, certificates and authorizations, required for the continued management and operation of the business of each of the Contributors, as applicable, have been obtained or can be obtained without material cost, are in full force and effect, are in good standing and are assignable, except in each case for items that, if not so obtained, obtainable and/or transferred, would not, individually or in the aggregate, reasonably be expected to have any material adverse change in any of the assets, business, condition (financial or otherwise), results of operation or prospects of the Contributors, taken as a whole (a “Material Adverse Effect”). There are no licenses, permits, certificates and authorizations held by the Contributors other than those copies of which have been made available to OP. No third party has taken any action that (or failed to take any action the omission of which) would result in the revocation of any such notice, license, permit, certificate or authorization where such revocation or revocations would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor has any of them received any written notice of violation from any Governmental Authority or written notice of the intention of any entity to revoke any of such notice, license, permit, certificate or authorization, that in each case has not been cured or otherwise resolved to the satisfaction of such Governmental Authority except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

d.    Litigation.

(i)    To the knowledge of the undersigned (the “Contributors’ Knowledge”), there is no action, suit or proceeding pending or threatened against any of the Contributors affecting all or any portion of the Contributors’ ability to consummate the transactions contemplated hereby which, if adversely determined, would adversely affect the Contributors’ ability to so consummate the transactions contemplated hereby. To the Contributors’ Knowledge, there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting the Contributors, which in any such case would impair the Contributors’ ability to enter into and perform all of their obligations under this Agreement.

(ii)    There is no action, suit or proceeding pending (for which the Contributors have been properly served or otherwise have knowledge) or, to the Contributors’ Knowledge, threatened against the Contributors or any officer, director, principal or managing member of any of the foregoing or any of its assets which, if adversely determined, would have a Material Adverse Effect. There is no material judgment, decree, injunction, or order of a Governmental Authority outstanding against the Contributors or any officer, director, principal or managing member of any of the foregoing in their capacity as such which affects the ability of the Contributors to consummate the transactions contemplated hereby.

e.    Compliance with Laws/Restrictions. Each of the Contributors have conducted their respective businesses in compliance with all applicable Laws, except for such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the Contributors’ Knowledge, no third party has been informed in writing of any continuing violation of any such Laws or that any investigation has been commenced and is continuing or is contemplated respecting any such possible violation or violations of any of such covenants, conditions or other obligations, except in each case for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

f.    Insolvency. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the Contributors’ Knowledge, threatened against the Contributors or any of the Contributed Assets (as defined below), nor are any such proceedings contemplated by the Contributors.

g.    Investment. The Contributors acknowledge that the offering and issuance of the securities to be acquired by the Contributors pursuant to this Agreement are intended to be exempt from registration under the Securities Act and that the issuing entities’ reliance on such exemptions is predicated in part on the accuracy and completeness of the representations and warranties of the Contributors contained herein. In furtherance thereof, each of the Contributors represents and warrants to OP as follows:

(i)    Each of the Contributors is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act).

(ii)    Each of the Contributors acknowledges that the securities have not been registered under the Securities Act and, therefore, unless registered under the Securities Act or an exemption from registration is available, must be held (and each of the Contributors must continue to bear the economic risk of the investment in the securities) indefinitely.

h.    Other Agreements. Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) to the Contributors’ Knowledge, no party to any material agreement affecting any of the assets being contributed in the Contributions (the “Contributed Assets”), is in breach of or default under any material agreement affecting any Contributed Assets, (ii) no event has occurred or, to the Contributors’ Knowledge, has been threatened in writing, which with or without the passage of time or the giving of notice, or both, would, individually or together with all such other events, constitute a default under any such agreement, or would, individually or together with all such other events, reasonably be expected to cause the acceleration of any material obligation of the Contributors or any their subsidiaries, and (iii) to the Contributors’ Knowledge, all agreements required for the ownership and continued management and servicing of such Contributed Assets are valid and binding and in full force and effect, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity.

i.    No Other Representations or Warranties. Other than the representations and warranties expressly set forth in this Section 4, the Contributors shall not be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

j.    Survival of Representations and Warranties. All representations and warranties of the Contributors contained in this Agreement shall survive until the first anniversary of the Effective Date (the “Expiration Date”). If written notice of a claim in accordance with indemnification has been given prior to the Expiration Date, then the relevant representation or warranty shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived.

5.    Indemnification:

a.    Indemnification of OP. The OP and its directors, officers, employees, agents and representatives (each of which is an “Indemnified Party”), shall be indemnified and held harmless by the Contributors, under the terms and conditions of this Agreement, from and against any and all Losses arising out of or relating to, asserted against, imposed upon or incurred by the Indemnified Parties in connection with or as a result of any breach of a representation or warranty contained in Section 4 of this Agreement; provided, however, that the liability of each Contributor hereunder shall be limited to an amount equal to the aggregate principal amount in cash contributed as set forth in Section 1.

b.    Claims.

(i)    At the time when any Indemnified Party learns of any potential claim under this Agreement (a “Claim”) against an indemnifying party, it will promptly give written notice (a “Claim Notice”) to the indemnifying party; provided that the failure to so notify the indemnifying party shall not prevent recovery under this Agreement, except to the extent that the indemnifying party shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such Claim and the amount or good faith estimate of the amount of Losses arising therefrom. The Indemnified Party shall deliver to the indemnifying party, promptly after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by such Indemnified Party relating to a Third-Party Claim (as defined below); provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the indemnifying party shall have been materially prejudiced by such failure. Any Indemnified Party may at its option demand indemnity under this Agreement as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Indemnified Party shall in good faith determine that such claim is not frivolous and that the Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

(ii)    The indemnifying party shall be entitled, at its own expense, to elect, to assume and control the defense of any Claim based on claims asserted by third parties (“Third-Party Claims”), through counsel chosen by the indemnifying party and reasonably acceptable to the Indemnified Party, if it gives written notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Indemnified Parties may at all times participate in such defense at their own expense. Without limiting the foregoing, in the event that the indemnifying party exercises the right to undertake any such defense against a Third-Party Claim, the Indemnified Party shall cooperate with the indemnifying party in such defense and make available to the indemnifying party, at the indemnifying party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under such Indemnified Party’s control relating thereto as is reasonably required by the indemnifying party. No compromise or settlement of such Third-Party Claim may be effected by either the Indemnified Party, on the one hand, or the indemnifying party, on the other hand, without the other party’s consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party, (ii) each Indemnified Party that is party to such claim is released from all liability with respect to such claim, and (iii) there is no equitable order, judgment or term that in any manner affects, restrains or interferes with the business of the Indemnified Party that is party to such claim or any of its Affiliates.

c.    Authorization. For purposes of this Section 5:

(i)    a decision, act, consent, election or instruction of any of the Contributors shall be deemed to be authorized if approved in writing by the applicable Contributor and the OP may rely upon such decision, act, consent, election or instruction as provided in this Section 5(d)(i) as being the decision, act, consent, election or instruction of the applicable Contributor. The OP, including its directors, officers, employees, agents and representatives, are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent, election or instruction. The Contributors may from time to time by written notice to the OP appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by the Contributors.

(ii)    a decision, act, consent, election or instruction by the OP shall be deemed to be authorized if approved in writing by its general partner and the Contributors may rely upon such decision, act, consent, election or instruction as provided in this Section 5(d)(ii) as being the decision, act, consent, election or instruction of the OP. The Contributors, including their respective directors, officers, employees, agents and representatives, are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent, election or instruction. The OP may from time to time by written notice to the Contributors appoint a representative or representatives to exercise such powers with respect to one or more claims as may be delegated by the OP.

6.    For Sections 4 and 5 of this Agreement, the terms below have the following meanings:

“Contributors” means SFR Trust, NXDT, NRESF, FRO, GAF, Hagedorn Family Investments, Levinson and Scola.

7.    Governing Law. This Agreement shall be governed by, and shall be construed in accordance with the domestic laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware.

8.    Binding Effect. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.

9.    Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

10.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

11.    Further Assurances. At any time or from time to time after the date hereof, at the request of a party hereto and without further consideration, the other parties hereto and its successors or assigns, shall execute and deliver, or shall cause to be executed and delivered, such other instruments or documents and take such other actions as such party may reasonably request to further the purposes of this Agreement and the transactions contemplated by this Agreement. The parties hereto further agree that in all instances they will take all actions, and to do, or cause to be done, all things necessary to give effect to the transactions contemplated hereby in all manners including, without limitation, economically as of the Effective Date.

12.    Entire Agreement. This Agreement delivered in connection herewith constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, representations and warranties and agreements, both written and oral, with respect to such subject matter.

13.    Successors and Assigns; No Third-Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

14.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretations of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by each of the parties hereto as of the date and year first above written.

OP:
NexPoint SFR Operating Partnership, L.P.

By:	/s/ Brian Mitts
Name: Brian Mitts Title: Chief Financial Officer, Treasurer and Assistant Secretary

SFR TRUST: NexPoint Homes Trust, Inc.

By:	/s/ Brian Mitts
Name: Brian Mitts Title: President, Chief Executive Officer, Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Contribution Agreement]

NXDT:

NexPoint Diversified Real Estate Trust

By:	/s/ James Dondero
Name: James Dondero Title: President and Principal Executive Officer

NRESF:

NRESF REIT Sub, LLC

By:	/s/ Brian Mitts
Name: Brian Mitts Title: Executive Vice President, Chief
Financial Officer and Principal Financial and Accounting Officer

FRO:
NFRO REIT Sub, LLC

By:	/s/ Brian Mitts
Name: Brian Mitts Title: Executive Vice President, Chief
Financial Officer and Principal Financial and Accounting Officer

GAF:

GAF REIT Sub II, LLC

By:	/s/ Brian Mitts
Name: Brian Mitts Title: Authorized Signatory

[Signature Page to Contribution Agreement]

Hagedorn Family Investments:

/s/ Randy Hagedorn
By: Randy Hagedorn
Title: Managing Member and Authorized
Signatory

Levinson:

/s/ Adam Levinson
Adam Levinson

Scola:

/s/ Richard Scola
Richard Scola

[Signature Page to Contribution Agreement]